                                 EXHIBIT 3(A)(2)

                          CONSULTING SERVICES AGREEMENT
       DATED FEBRUARY 2, 1997 BY AND BETWEEN LASERMEDIA AND KEVIN CHAISSON






                                    3(a)(2)-1

                          CONSULTING SERVICES AGREEMENT


         THIS AGREEMENT is made as of the 2nd day of February, 1997 between LASER MEDIA INC., a corporation incorporated under the laws of the Province of Ontario (the "Corporation") and KEVIN CHAISSON, of San Diego, California, U.S.A. (the "Consultant").

                                R E C I T A L S:

         A. The Corporation requires the expertise and advice of the Consultant to carry out certain development, marketing and sales work as more fully described in this Agreement.

         B. The Corporation and the Consultant wish to set out the terms and conditions pursuant to which the Corporation shall engage the services of the Consultant and the Consultant shall provide such services.

         NOW, THEREFORE, in consideration of the mutual covenants and agreements contained in this Agreement and other good and valuable consideration (the receipt and sufficiency of which are hereby acknowledged), the parties hereto agree as follows:

         1.       DEFINITIONS.  In this Agreement:

         "ACTIVE ABS" means that certain interactive fitness CD-Rom developed by the Corporation, and all photography, publications, videos, software, electronic, cable and satellite media, Internet/World Wide Web exposure, promotional/advertising materials and any and all other items, materials and things relating thereto, whether now or hereinafter in existence;

         "ACTIVE TRAINER" means that certain interactive fitness CD-Rom developed by the Corporation, and all photography, publications, videos, software, electronic, cable and satellite media, Internet/World Wide Web exposure, promotional/advertising materials and any and all other items, materials and things relating thereto, whether now or hereinafter in existence;

         "BUSINESS DAY" means any day, other than Saturday, Sunday or any statutory holiday in the Province of Ontario;

         "CAUSE" means:

                  (a)      breach of this Agreement by the Consultant; or


                                    3(a)(2)-2

                  (b) a circumstance which, if the Consultant were an employee of the Corporation, would entitle the Corporation to terminate the employment of the Consultant for cause under the laws of Ontario;

         "CONFIDENTIAL INFORMATION" means all confidential or proprietary information, intellectual property (including trade secrets), customer and client lists, customer and client information, and confidential facts relating to the business and affairs of the Corporation and its Subsidiaries, Active Trainer, Active Abs, and the Web Site;

         "CORPORATION" includes the Subsidiaries of the Corporation unless the context otherwise requires;

         "SUBSIDIARIES" means subsidiaries within the meaning of the Business Corporations Act (Ontario) as the same may be amended from time to time and any successor legislation thereto;

         "TERM" means the period from the effective date of this Agreement, being January 21, 1997, to January 21, 2002, subject to earlier termination in accordance with sections 13 and 14, respectively; and

         "WEB SITE" means that certain World Wide Web Active Trainer web site developed by the Corporation relating to health and fitness matters.

         2. ENGAGEMENT BY THE CORPORATION. The Corporation engages the Consultant for the Term to render the following services:

                  (a)      In connection with Active Trainer:

                           (i) To assist in the transition and transfer of all
                  knowledge, information and materials concerning Active Trainer gained or held by the Consultant as a result of the Consultant's work and interaction with the Corporation and/or Active Trainer prior to the date of this Agreement, including without limitation any and all knowledge and information relating to the development, marketing and sales of Active Trainer;

                           (ii) To assist the Corporation in the Corporation's
                  negotiations with individuals involved in Active Trainer, as requested by the Corporation; and

                           (iii) To assist in promotional work and support as
                  requested by the Corporation;

                  (b)      In connection with Active Abs:





                                    3(a)(2)-3

                           (i) To assist in the transition and transfer of all
                  }knowledge, information and materials concerning Active Abs gained or held by the Consultant as a result of the Consultant's work and interaction with the Corporation and/or Active Abs prior to the date of this Agreement, including without limitation any and all knowledge and information relating to the development, marketing and sales of Active Abs;

                           (ii) To assist in the final stages of the development
                  of Active Abs as requested by the Corporation;

                           (iii) To assist in promotional work and support as
                  requested by the Corporation; and

                           (iv) To assist with development, marketing and sales
                  of upgraded versions of Active Abs;

                  (c) In connection with the Web Site, to develop further the existing Web Site to include the sale of vitamins, supplements, sports clothing and other sports, health and fitness related products, in accordance with section 12 of this Agreement;

and to perform such other duties as the Consultant shall reasonably be directed to perform by the Corporation and to report to the Corporation details of the Consultant's activities on behalf of the Corporation as requested by the Corporation.

         3.       ACCEPTANCE OF ENGAGEMENT BY THE CONSULTANT

         The Consultant accepts the engagement and agrees to render the services and perform the duties described in section 2. In the performance by the Consultant of the services and duties under this Agreement, the Consultant shall act honestly and in good faith with a view to the best interests of the Corporation.

         4.       COMPENSATION

                  (a) All prior arrangements for compensation, royalties, commissions and other forms of consideration to be paid by the Corporation to the Consultant shall be deemed null and void from and after the date of this Agreement; provided, however, that the Corporation agrees to pay the Consultant the amount of Two Thousand U.S. Dollars (US $2,000) or unpaid compensation due for the month of December 1996;

                  (b) The Corporation agrees to pay to the Consultant on a quarterly basis royalties with respect to Active Trainer in the amount of one and one-half percent (1.5%) of the gross revenues actually received by the Corporation on the sale of the first 100,000


                                    3(a)(2)-4
         units (i.e., copies) of the interactive CD-Rom entitled "Active Trainer" (including any upgrade version sales and private label sales of the "Active Trainer" CD-Rom) less returns;

                  (c) The Corporation agrees to pay to the Consultant on a quarterly basis royalties with respect to Active Trainer in the amount of two and one-half percent (2.5%) of the gross revenues actually received by the Corporation on the sale of units (i.e., copies) of the interactive CD-Rom entitled "Active Trainer" in excess of the first 100,000 units (including any upgrade version sales and private label sales of the "Active Trainer" CD-Rom) less returns;

                  (d) The Corporation agrees to pay to the Consultant on a quarterly basis royalties with respect to Active Abs in the amount of one percent (1%) of the gross revenues actually received by the Corporation on the sale of any units in excess of 30,001 and up to 50,000 units (i.e., copies) of the interactive CD-Rom entitled "Active Abs" (including any upgrade version sales and private label sales of the "Active Abs" CD-Rom) less returns. The parties hereto acknowledge that no royalty shall be paid to the Consultant on the sale of less than 30,001 units;

                  (e) The Corporation agrees to pay to the Consultant on a quarterly basis royalties with respect to Active Abs in the amount of two percent (2%) of the gross revenues actually received by the Corporation on the sale of an aggregate 50,001 to 100,000 units (i.e., copies) of the interactive CD-Rom entitled "Active Abs" (including any upgrade version sales and private label sales of the "Active Abs" CD-Rom) less returns;

                  (f) The Corporation agrees to pay to the Consultant on a quarterly basis royalties with respect to Active Abs in the amount of three percent (3%) of the gross revenues actually received by the Corporation on the sale of units (i.e., copies) of the interactive CD-Rom entitled "Active Abs" in excess of 100,000 units (including any upgrade version sales and private label sales of the "Active Abs" CD-Rom) less returns;

                  (g) For the purposes of this section 4 and section 12(d) hereof, gross revenues shall not include any amounts received by the Corporation in respect of sales tax, excise or similar taxes, customs duty or freight, transportation or insurance costs paid or allowed by the Corporation;

                  (h) The foregoing royalty payments shall be paid to the Consultant on a quarterly basis such that payments shall occur on April 30, July 31, October 31 and January 31 of each year, for the respective preceding quarter; such payments shall be accompanied by a quarterly statement of royalties earned;



                                    3(a)(2)-5

                  (i) Within ten (10) days of the date of this Agreement, the Corporation shall pay the Consultant the amount of Six Thousand Dollars ($6,000);

                  (j) The Corporation shall pay to the Consultant an agreed upon fee for time spent by the Consultant in the provision of services to be performed by the Consultant pursuant to section 2(a)(iii) of this Agreement, such fee to be paid within thirty (30) days after receipt by the Corporation of an account therefor from the Consultant;

                  (k) The Corporation shall pay to the Consultant an agreed upon fee for time spent by the Consultant in the provision of services to be performed by the Consultant pursuant to section 2(b)(iii) of this Agreement, such fee to be paid within thirty (30) days after receipt by the Corporation of an account therefor from the Consultant;

                  (l) The Corporation shall pay to the Consultant a fee in an amount to be agreed to by the Corporation and the Consultant, for time spent by the Consultant in the provision of services to be performed by the Consultant pursuant to section 2(b)(iv) of this Agreement, such fee to be paid within thirty (30) days after receipt by the Corporation of an account therefor from the Consultant;

                  (m) Accounts rendered by the Consultant pursuant to the foregoing sections 4(j), 4(k) and 4(1) shall indicate the number of hours covered by the particular account and shall describe, with reasonable particularity, the services performed by the Consultant during the period covered by the account. The Consultant shall not render accounts more frequently than once per calendar month;

                  (n) In the event that Lasermedia becomes a publicly traded company (i.e., an offering corporation within the meaning of the Business Corporations Act (Ontario)), the Corporation agrees to issue the Consultant Seven Thousand (7,000) shares of the common capital stock of Lasermedia, the offering corporation, within ninety (90) days after Lasermedia becoming an offering corporation; and

                  (o) In the event that Lasermedia becomes an offering corporation as described in section 4(n) hereof, the Consultant shall have the option from time to time during the five (5) year period from and after the date that Lasermedia becomes an offering corporation, to purchase up to Five Thousand (5,000) shares of the common capital stock of Lasermedia, the offering corporation, per year (the "Option"), at the same price and in accordance with the same terms and conditions as then being offered to management personnel of the Corporation. The Option may be exercised once a year by written notice from the Consultant to the Corporation prior to the expiration of said year. The Option shall expire on the earlier to occur of (i) two (2) years after a termination of this Agreement for any reason whatsoever, and (ii) the death of the Consultant.



                                    3(a)(2)-6

         5.       EXPENSES

         The Corporation shall pay or reimburse the Consultant for all reasonable expenses pre-approved by the Corporation in writing, actually incurred or paid by the Consultant during the Term in the performance of the Consultant's services under this Agreement, upon presentation of expense statements or receipts or such other supporting documentation as the Corporation may reasonably require, provided however that no such payment shall be made for any taxes for which the Consultant is entitled to a credit or refund.

         6.       NO USE OF CONFIDENTIAL INFORMATION

         During and at all times after the Term, the Consultant shall hold in confidence and keep confidential all Confidential Information and shall not use for the benefit of the Consultant or others (except in connection with the business and affairs of the Corporation in the course of providing services hereunder) any Confidential Information and shall not disclose any Confidential Information to any person except in the course of providing services hereunder to a person who is employed by the Corporation or with the Corporation's prior consent. The foregoing prohibition shall not apply to any Confidential Information if:

                  (a) the Confidential Information is available to the public or in the public domain at the time of such disclosure or use, without breach of this Agreement;

                  (b) disclosure is required to be made by any law, regulation, governmental body or authority or by court order; or

                  (c) disclosure is made to a court which is determining the rights of the parties under this Agreement.

         The Consultant acknowledges and agrees that the obligations under this section are to remain in effect in perpetuity. The Consultant further acknowledges that the obligations contained in this section are not in substitution for any obligations which the Consultant may now or hereafter owe to the Corporation and which exist apart from this section and do not replace any rights of the Corporation with respect to any such obligations.

         7.       REMEDIES

         The Consultant acknowledges that a breach or threatened breach by the Consultant of the provisions of section 6 will result in the Corporation and its shareholders suffering irreparable harm which cannot be calculated or fully or adequately compensated by recovery of damages alone. Accordingly, the Consultant agrees that the Corporation shall be entitled to interim and permanent injunctive relief, specific performance and other equitable remedies, in addition to any other relief to which the Corporation may become entitled.



                                    3(a)(2)-7

         8.       PROPERTY OF THE CORPORATION

                  (a) All memoranda, notes, lists, records and other documents (and all copies thereof), including, without limitation, all such items stored in computer memories, on microfiche, on discs or on tapes or by any other means, made or compiled by or on behalf of the Consultant or made available to the Consultant in the performance of the services hereunder at any time during the Term (whether by the Corporation or any other person) concerning the business or affairs of the Corporation are and shall be the property of the Corporation, and shall be delivered to the Corporation by the Consultant promptly upon the termination of this Agreement, or at any other time on request of the Corporation;

                  (b) The Consultant acknowledges that during the term of this Agreement, the Consultant will create literary and/or artistic works, products, trademarks and ideas (collectively, the "Proprietary Work") in which copyright, trademark and patent rights may subsist. The Consultant agrees to assign and does hereby assign to the Corporation all of his right, title and interest in and to such Proprietary Work, including, without limitation, the right to seek and obtain copyright, trademark, patent and other protection thereof in Canada, the United States and all other countries. Original works of authorship fixed in any tangible form, prepared by the Consultant individually or jointly with others, within the scope of the work performed under this Agreement, shall be deemed a "work made for hire" under the copyright laws and shall be owned by the Corporation; and

                  (c) The Consultant agrees promptly and fully to assist, as requested by and at the sole expense of the Corporation, in the preparation, filing, and prosecution of any copyright, trademark, patent or other applications on the Proprietary Work in any and all countries selected by the Corporation to enable any such application to be prosecuted under the direction of the Corporation and to insure that any copyrights, trademarks, patents, or other forms of protection therein will issue to the Corporation. Such assistance includes cooperating with solicitors and attorneys and other representatives of the Corporation, executing all lawful papers, taking all lawful oaths, and doing all lawful acts, including giving testimony, in connection with such applications and any divisions, continuations, reissues, reexaminations, or renewals thereof.

         9.       NO CONFLICTS OF INTEREST/NON-COMPETITION

                  (a) The Consultant shall not engage in any business or other transaction or have any financial or other personal interest which is both (i) incompatible with the performance by the Consultant of the duties under this Agreement in the manner contemplated by this Agreement, and (ii) detrimental to the business of the Corporation; and

                  (b) The Consultant shall not for a period of six (6) months following the termination of this Agreement, design, develop, market, distribute, deliver, promote, sell,



                                    3(a)(2)-8
         license, lease, or provide consulting or customer maintenance services in connection with any CD-Rom based product that is in competition with the Corporation.

         10.      NATURE OF RELATIONSHIP

         The parties acknowledge and agree as follows:

                  (a) the relationship of the Consultant to the Corporation is that of independent contractor;

                  (b) the Consultant is not an employee or agent of the Corporation;

                  (c) the Corporation and the Consultant are not partners or joint venturers with each other;

                  (d)      nothing herein shall be construed so as

                           (i) to make the Corporation and the Consultant partners or joint venturers;

                           (ii) to make the Consultant an employee or agent of the Corporation; or

                           (iii) to impose any liability as partner, joint
                  venturer, employer or employee or principal or agent on the Corporation or the Consultant, as the case may be.

         11.      NO AUTHORITY TO BIND THE CORPORATION

         Without limiting the provisions of section 10, the Consultant shall have no authority to act, or to hold the Consultant out, as agent of the Corporation or to bind the Corporation to perform any obligations to any third party, without the prior written consent of the Corporation, and the Consultant shall so inform all third parties with whom the Consultant deals in the performance of the services hereunder. The Consultant shall not use the name of the Corporation or any of its Subsidiaries in any advertisement or promotional or marketing, material or, without the use of any such name, suggest or imply in any such material that the Consultant has a relationship with the Corporation or any of its Subsidiaries.

         12.      WEB SITE

         In connection with the Web Site, the parties hereto agree as follows:



                                    3(a)(2)-8

                  (a) The Consultant may operate within the Web Site, at no cost to the Corporation, a question and answer format column, addressing questions relating to health and fitness to which the Consultant is qualified to answer. The Corporation may cancel the Consultant's column without prior notice to the Consultant in the event that the Corporation believes that the answers being provided by the Consultant are inaccurate, unprofessional or inappropriate, or the column is otherwise unacceptable to the Corporation;

                  (b) The Consultant shall expand the existing Web Site to include the sale of vitamins, supplements, sports clothing and other sports, health and fitness related products (collectively, the "Products"). The Consultant agrees to diligently research and select the Suppliers and Products to be sold through the Web Site, striving to offer better quality Products at reasonable prices, which may be distributed and delivered to the consumer cost effectively. In no event may the sale of any of the Products jeopardize or otherwise negatively impact any of the Corporation's clients or customers;

                  (c) All Products must be pre-approved in writing by the Corporation prior to their inclusion in the Web Site. The Corporation reserves the right to remove any or all of the Products from the Web Site without prior notice to the Consultant. The Corporation reserves the right to terminate the sale of Products on the Web Site without prior notice to the Consultant;

                  (d) During the term of this Agreement and until the date that is the earlier to occur of (i) three (3) years after an early termination of this Agreement and (ii) January 21, 2002, the Consultant shall receive fifty percent (50%) of the profits (i.e., gross revenues less all expenses incurred) specifically realized by the Corporation from the sale of the Products (other than from the sale of any and all CD-Rom based products, which CD-Rom based products shall be excluded from the profit sharing calculation). In addition, The Corporation shall remit a quarterly commission payment to the Consultant;

                  (e) The ordering and payment of the Products shall be processed through the Corporation's head office;

                  (f) In no event shall the Consultant release to third parties any information concerning the customers of the Products; and

                  (g) In the event of an early termination of this Agreement, the Consultant shall cease all of his work under sections 12(a) and 12(b), except to the extent that the Corporation, in its sole discretion, requests that the Consultant continue with any or all of his work under sections 12(a) and l9(b).



                                   3(a)(2)-10

         13.      TERMINATION BY THE CORPORATION

         This Agreement may be terminated by the Corporation:

                  (a)      for Cause, without notice; or

                  (b)      for any reason, on 30 days' notice to the Consultant.

         The Consultant acknowledges that, on any termination of this Agreement by the Corporation, the Consultant shall be entitled to receive further royalty payments pursuant to section 4(b), 4(c), 4(d), 4(e) and 4(f), but shall not be entitled to any payment for other consideration pursuant to section 4, loss of office or other similar compensation. The parties hereto acknowledge that section 4(n) of this Agreement shall survive any termination of this Agreement.

         14.      TERMINATION BY THE CONSULTANT

         This Agreement may be terminated by the Consultant for any reason on 30 days' notice to the Corporation, in which event the Consultant shall be entitled to receive further royalty payments pursuant to section 4(b), 4(c), 4(d), 4(e) and 4(f), but shall not be entitled to any payment for other consideration pursuant to section 4, loss of office or other similar compensation.

         15.      INDEMNIFICATION

         Lasermedia shall indemnify the Consultant and the heirs and legal representatives of the Consultant against all costs, charges and expenses, including all amounts paid to settle an action or satisfy a judgment, reasonably incurred by the Consultant in respect of any civil, criminal or administrative action or proceeding to which the Consultant is a party by reason of being or having been engaged by the Corporation under this Agreement, other than an action (including, without limitation, an action in contract or tort) by the Corporation as a result of a breach or alleged breach by the Consultant of this Agreement or of any duty owed by the Consultant to the Corporation, if:

                  (a) the Consultant acted honestly and in good faith with a view to the best interests of the Corporation; and

                  (b) in the case of a criminal or administrative action or proceeding that is enforced by a monetary penalty, the Consultant had reasonable grounds for believing that the conduct of the Consultant was lawful.


                                   3(a)(2)-11

         16.      NOTICE

         Any notice or other communication required or permitted to be given hereunder shall be in writing and shall be given by prepaid first-class mail, by facsimile or other means of electronic communication or by delivery as hereafter provided. Any such notice or other communication, if mailed by prepaid first-class mail, shall be deemed to have been received on the fourth Business Day after the post-marked date thereof, or if sent by facsimile or other means of electronic communication, shall be deemed to have been received on the Business Day following the sending, or if delivered by hand shall be deemed to have been received at the tinge it is delivered to the applicable address noted below either to the individual designated below or to an individual at such address having apparent authority to accept deliveries on behalf of the addressee. Notice of change of address shall also be governed by this section. Notices and other communications shall be addressed as follows:

         (a)      if to the Consultant:

                  4654 Constance Drive
                  San Diego, California 92115 U.S.A.

                  Telecopier number: 619-281-7930

         (b)      if to the Corporation:

                  401 Richmond Street West
                  Suite 123
                  Toronto, Ontario
                  M5V 1X3 Canada

                  Attention: Erik Schannen
                  Telecopier number: 416-977-7353

         17.      ASSIGNMENT

         This Agreement shall not be assignable by the Corporation or by the Consultant.

         18.      HEADINGS

         The inclusion of headings in this Agreement is for convenience of reference only and shall not affect the construction or interpretation hereof.



                                   3(a)(2)-12

         19.      INVALIDITY OF PROVISIONS

         Each of the provisions contained in this Agreement is distinct and severable and a declaration of invalidity or unenforceability of any such provision by a court of competent jurisdiction shall not affect the validity or enforceability of any other provision hereof.

         20.      ENTIRE AGREEMENT

         This Agreement constitutes the entire agreement between the parties pertaining to the subject matter of this Agreement. There are no warranties, representations or agreements between the parties in connection with such subject matter except as specifically set forth or referred to in this Agreement. No reliance is placed on any representation, opinion, advice or assertion of fact made by any party hereto or its directors, officers and agents to any other party hereto or its directors, officers and agents, except to the extent that the same has been reduced to writing and included as a term of this Agreement. Accordingly, there shall be no liability, either in tort or in contract, assessed in relation to any such representation, opinion, advice or assertion of fact, except to the extent aforesaid. Notwithstanding the foregoing, that certain Lasermedia Author's Release executed by the Consultant on October 12, 1994, is still in full force and effect, save and except the Participant's Remuneration provisions set forth in Schedule "A" attached thereto, which shall be deemed null and void.

         21.      WAIVER, AMENDMENT

         Except as expressly provided in this Agreement, no amendment or waiver of this Agreement shall be binding unless executed in writing by the party to be bound thereby. No waiver of any provision of this Agreement shall constitute a waiver of any other provision nor shall any waiver of any provision of this Agreement constitute a continuing waiver unless otherwise expressly provided.

         22.      CURRENCY

         Except as expressly provided in this Agreement, all amounts in this Agreement are stated and shall be paid in Canadian currency.

         23.      GOVERNING LAW

         This Agreement shall be governed by and construed in accordance with the laws of the Province of Ontario and the laws of Canada applicable therein.



                                   3(a)(2)-13

         24.      COUNTERPARTS

         This Agreement may be signed in counterparts and each of such counterparts shall constitute an original document and such counterparts, taken together, shall constitute one and the same instrument.

         25.      FUTURE MATTERS

         The Corporation agrees that to the extent that the Corporation introduces new lines of Active Trainer products during the term of this Agreement, the Corporation will consider utilizing the Consultant's services prior to engaging the services of other third parties.
         IN WITNESS WHEREOF, the Corporation and the Consultant have executed this Agreement.

                                                  LASERMEDIA


                                                  By:
                                                     ---------------------------
                                                      Erik Schannen, President

WITNESS:


-----------------------------------               ------------------------------
                                                  KEVIN CHAISSON



                                   3(a)(2)-14